                    EMPLOYMENT AND NONCOMPETITION AGREEMENT
                    ---------------------------------------


          This agreement is made effective November 12, 1996 (the "Commencement Date"), between PDHC, Ltd., a Minnesota corporation (the "Company"), and Gregory
T. Swenson, D.D.S. (the "Employee").

                            Background Information
                            ----------------------

          A. Concurrently with the execution of this agreement, American Dental Partners, Inc., a Delaware corporation ("ADP"), is acquiring the Company pursuant to an Acquisition and Exchange Agreement dated November 11, 1996 (the "Acquisition"). The execution of this agreement is a condition to ADP's obligations to complete the Acquisition.

          B. Prior to the Acquisition, (i) the Company was in the business of providing professional dental care services to the public, and (ii) the Employee was employed by the Company as its President, having certain executive and administrative responsibilities for and general supervisory authority over the day-to-day operation of the Company.

          C. Immediately prior to the Acquisition, the professional dental care practice of the Company will be assumed by PDG, P.A., a Minnesota professional association (the "PA"), and, thereafter, the Company will no longer provide professional dental care services. However, the Company will be providing certain administrative and other support services to the PA in connection with its professional dental care practice pursuant to a Services Agreement dated November 12, 1996.

                            Statement of Agreement
                            ----------------------

          The Company and the Employee (the "Parties") hereby acknowledge the accuracy of the above Background Information and agree as follows:

          (S)1.  Termination of Prior Employment Agreement.  In consideration of
                 -----------------------------------------
this agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby releases the Affiliated Companies (defined in (S)8 below) and all of their respective affiliates, predecessors, successors, and assigns from all obligations and liabilities under any and all employment agreements or understandings, deferred compensation arrangements, employee benefit obligations, and all other employment and compensation arrangements, whether oral or written, between the Company,or any of its affiliates and the Employee, excepting only the obligations of the Company under this agreement.

          (S)2.  Employment.  Upon the terms and subject to the conditions
                 ----------
described in this agreement, the Company hereby employs the Employee and the Employee hereby accepts employment by the Company.

          (S)3.  Term.  Employee's employment with the Company pursuant to this
                 ----
agreement shall be for a five-year term beginning on the Commencement Date and ending on the fifth anniversary of the Commencement Date (the "Initial Term"), unless or until sooner terminated pursuant to (S)9 of this agreement. This agreement may be extended or renewed after the expiration of the Initial Term, but only by mutual written agreement of the Parties. When permitted by the context, any reference in this agreement to the "term of this agreement" shall include the Initial Term and the period of any such extensions or renewals.

          (S)4.  Services.  The Employee shall serve as the President of the
                 --------
Company, devoting such time, attention, energy, loyalty, and skill to the Company's business as is necessary and appropriate to perform his tasks for and fulfill his responsibilities to the Company. The Employee shall: (a) be generally responsible for and have general supervisory authority over the Company's day-to-day activities and operations, including without limitation hiring, retaining, and discharging personnel, and preparing budgets, strategic plans, and management reports, subject in all cases to the business policies and operating programs, budgets procedures, and directions established from time to time by the board of directors of the Company (the "Board"); and (b) perform such related or other executive and administrative tasks as may be reasonably assigned to him from time to time by the Board or the Chairman of the Board of the Company (the "Chairman").

          The Employee shall not be required to relocate his home from the Twin Cities Metropolitan Area during the term of this agreement.

          The Parties hereby acknowledge that the Employee is being employed concurrently by the PA. It is the intent of the Parties that the Employee divide his full business and professional time, energy, attention, and skill between the Company and the PA such that, collectively, the Employee's tasks, duties, and responsibilities following the Acquisition are similar to those which were performed by the Employee for the Company prior to the Acquisition. The Company agrees that any conflicts of interest may as a result of the Employee's concurrent employment by the Company and the PA shall not be a basis for the Company's termination of the Employee's employment under this agreement.

          (S)5.  Compensation.  As compensation for his services under this
                 ------------
agreement, the Company shall pay the Employee a base salary at the annual rate of $200,000 (the "Base Salary"), payable in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel. The Employee's performance shall be reviewed annually for the purpose of considering potential increases in the Base Salary. In addition, the Company shall pay the Employee an annual bonus in an amount of up to 20% of the Base Salary (as in effect from time to time) for each calendar year during the term of this agreement, prorated on a daily basis for any partial calendar year, which bonus shall be based upon and tied to the achievement of various reasonable objectives established annually by the Board after consultation with the Employee and shall be paid no later than 100 days following the end of any such calendar year or partial calendar year, provided that such bonus shall not be less than $40,000 for any year during the Initial Term (the "Minimum Bonus"). If the Parties mutually agree to extend or renew the Initial Term pursuant to
(S)3 of this agreement, the Company agrees that the compensation applicable to such extension or renewal period shall be at a rate not less than the

Base Salary in effect during the final year of the Initial Term, provided the Parties agree that the Employee will be performing substantially similar services for the Company during such extension or renewal period.

          (S)6.  Fringe Benefits and Perquisites.  During the term of this
                 -------------------------------
agreement, the Employee shall be entitled to the following fringe benefits and perquisites:

          (a) Group health and welfare benefits comparable to those offered generally to the Company's executive personnel from time to time;

          (b) Three weeks paid vacation during each year of the agreement;

          (c) Participation in such stock option plans as may be designated from time to time by the Board (or a duly authorized committee of the Board), in its discretion, subject to all terms and conditions of such plans;

          (d) An annual automobile allowance in an amount equal to $750, payable in accordance with the Company's general policies and procedures for payment of such allowances to its executive personnel established or approved from time to time by the Board;

          (e) The Company shall pay to the Employee an annual bonus (which shall be in addition to the Minimum Bonus) for each calendar year during the term of this agreement until May 15, 1999, prorated on a daily basis for any partial calendar year, in an amount equal to $19,866 per calendar year, which bonus shall be paid periodically at the same time as the Minimum Bonus is paid;

          (f) The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the performance of his services under this agreement (including without limitation reasonable gasoline expenditures), subject to such recordkeeping, reporting, and other reasonable requirements of the Company as may be in effect from time to time.

          (g) Such other benefits and perquisites as may be offered generally to the Company's executive personnel from time to time pursuant to such terms, conditions, and policies as may be approved by the Board.

     (S)7.  Stock Options.  As additional consideration for the Employee's
            -------------
covenants contained in this agreement, concurrently with the execution of this agreement, the Company shall grant to the Employee, as of the Commencement Date, options (the "Options") to purchase up to 1,500 shares of common stock, par value $.01, of the Company (the "Shares"), consisting of an Option to purchase up to 1,100 Shares pursuant to the Company's 1996 Stock Option Plan and an Option to purchase up to 400 Shares pursuant to the Company's 1996 Time Accelerated Restricted Stock Option Plan. The Options shall be evidenced by separate agreements containing terms consistent with such stock option plans and which the Board deems necessary or appropriate, in its discretion, including without limitation an exercise price of $50 per Share and, with respect to the Option granted under the Company's 1996 Stock Option Plan, a vesting schedule under which, on each of the first four anniversaries of the Commencement Date, such Option will vest with respect to 25% of the Shares subject to such option.

     (S)8.  Confidentiality; Noncompetition.  The Employee shall not, directly
            -------------------------------
or indirectly, at any time (whether during the term of this agreement or thereafter), disclose any Confidential Information (defined below) to any person, association, or other entity (other than the Affiliated Companies, as defined below), or use, or permit or assist any person, association, or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only Confidential Information which (i) is then generally available to or obtainable by the public and which did not become so available or obtainable through the breach of any provision of this agreement by the Employee, or (ii) is obtained by the Employee on a non-confidential basis from a source other than an Affiliated Company or any agent or other representative of an Affiliated Company and such source had the right to disclose such Confidential Information to the Employee without violating any legal, contractual, fiduciary, or other obligation.

     Upon termination of his employment by the Company (for any reason), the Employee shall immediately deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

     During the term of the Employee's employment with the Company or any Affiliated Company (whether pursuant to this agreement or otherwise) and during the Restricted Period (defined below), the Employee shall not, other than on behalf of the Company, directly or indirectly (whether individually or as a shareholder or other owner, partner, member, director, officer, employee, consultant, creditor or agent of any person, association, or other entity):

          (a) Enter into, engage in, or promote or assist (financially or otherwise), whether directly or indirectly, any business which competes with the business of any Affiliated Company (the "Business"); provided that the foregoing shall not prohibit the Employee from (i) being employed by the PA during or following the Employee's employment with the Company, (ii) owning not more than 1% of the outstanding capital stock of any corporation whose shares are publicly traded on a national securities exchange or system, or (iii) becoming an employee of, or otherwise performing services for, after the termination of the Employee's employment with the Company and any Affiliated Companies, a professional corporation or association or other person or entity which provides professional dental care services to the public (a "Dental Care Provider"), so long as such Dental Care Provider is not an ADP Provider (as defined below) and was not an ADP Provider at any time during the one-year period immediately preceding such Dental Care Provider's employment or other engagement of the Employee;

          (b) Solicit or attempt to solicit business from any Dental Care Provider to which any Affiliated Company provides management, consulting, or other services (an

     "ADP Provider"), or interfere or attempt to interfere with any relationship of any Affiliated Company with any ADP Provider;

          (c) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others;

          (d) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of any Affiliated Company; or

          (e) Make any statement (oral or written) or take any other action which would tend to disparage or diminish the reputation of any Affiliated Company.

     For purposes of this agreement: (i) "Affiliated Companies" shall include the Company and all subsidiaries or affiliates of the Company other than Summit Ventures IV, L.P., Noro-Moseley Partners, and any of their respective affiliates which are not engaged in a business similar to the Company or its subsidiaries,
(ii) "Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with ADP Providers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound; and (iii) the "Restricted Period" shall mean the two-year period following the date of termination (for any reason) of Employee's employment with the Company and any Affiliated Companies (whether pursuant to this agreement or otherwise).

     The Employee acknowledges that (A) the provisions of this section are fundamental and essential for the protection of the Company's legitimate business and proprietary interests, (B) such provisions are reasonable and appropriate in all respects, and (C) in the event of any violation by the Employee of any of such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by the Employee, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the Company.

     (S)9.  Termination.  The Employee's employment with the Company shall
            -----------
terminate automatically upon the death of the Employee and may be terminated by the Company, without any further obligation on the part of the Company (except as provided in clause (c), below), immediately upon notice to the Employee under any of the following circumstances:

     (a) At any time for Cause (defined below);

     (b) At any time if the Employee is under a Long-Term Disability (defined below); or

     (c) At any time without Cause; provided that if the Company terminates the Employee's employment effective prior to the end of the Initial Term pursuant to this clause (c), and no other basis for termination exists under this agreement, then the Employee shall be entitled to: (i) severance payments in an aggregate amount equal to (A) the Base Salary for the remainder of the Initial Term, plus
(B) any amounts which remain unpaid with respect to the Minimum Bonus payable for the Initial Term; and (ii) substantially the same health benefits for the remainder of the Initial Term as were being provided by the Company to the Employee at the time of such termination, which benefits shall, at the option of the Company, be provided either under the Company's existing plans or under comparable coverage obtained by the Employee with reimbursement to the Employee for the expenses of obtaining and maintaining such coverage. Any such severance payments shall be payable periodically in the same manner as the Base Salary and, if applicable, the Minimum Bonus are payable under (S)5 of this agreement, and, notwithstanding any other provisions of this agreement to the contrary, such severance payments and shall be payable and provided only so long as the Employee is in full compliance with the provisions of (S)8 of this agreement.

     For purposes of this agreement:

          (i)  "Cause" shall mean:

               (A) any act constituting (1) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (2) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (3) other criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company;

               (B) the failure of the Employee to perform and observe all obligations and conditions to be performed and observed by the Employee under this agreement, or to perform his duties in accordance with the policies, programs, budgets, procedures, and directions established from time to time by the Board (any such failure, a "Performance Failure"), and to correct such Performance Failure promptly following notice from the Company to do so; or

               (C) having corrected (or the Company having waived the correction of two Performance Failures, the occurrence of any subsequent Performance Failure; and

          (ii) "Long-Term Disability" shall mean that, because of physical or mental incapacity, it is more likely than not that the Employee will be unable, within, 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when the Employee is under a Long-Term Disability, the question shall be determined: (A) by a physician selected by agreement between the Employee and the Company if such a physician is selected within 10 days after either of them requests the other so to agree; or, if not, (B) by two physicians, the first of whom shall be selected by the Employee and the second of whom shall be selected by the Company or, if the Employee fails to make a selection within 10 days after being requested to do so by the Company, the second physician shall be selected by the first physician; or, if the two physicians fail to agree, (C) by a third physician selected by the first two physicians. The Employee shall submit to all reasonable examinations requested by any such physicians.

     (S)10.  Capacity.  The Employee represents and warrants to the Company that
             --------
he has the capacity and right to enter into this agreement and perform all of his obligations under this agreement without any restriction.

     (S)11.  Remedies.  All rights and remedies of either Party under this
             --------
agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

     (S)12.  Survival.  The termination of the Employee's employment with the
             --------
Company (for any reason) shall not relieve either Party of any of that Party's obligations under this agreement existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of the Employee or rights of the Company under (S)8 of this agreement or the Company's obligations, if any, under (S)9(c) of this agreement, all of which shall survive the termination of such employment.

     (S)13.  Notices. All notices and other communications under this agreement
             -------
to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party) or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

     (a)     If to the Company:

             PDHC, Inc.
             c/o American Dental Partners, Inc.
             301 Edgewater Place
             Suite 320
             Wakefield, Massachusetts 01880-1249
             Attention: Gregory A. Serrao
             Telecopy No.: (617) 224-4216
             with a copy to

             Baker & Hostetler
             65 East State Street
             Columbus, Ohio 43215
             Attention: Gary A. Wadman, Esq.
             Telecopy No.: (614) 462-2616

    (b)      If to the Employee:

             Gregory T. Swenson, D.D.S.
             8 Island View Lane
             North Oaks, MN 55127
             Telecopy No.: (612) 482-0024

     (S)14.  Severability.  The intention of the Parties is to comply fully with
             ------------
all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable so to construe any provision of this agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect. With respect to any provision in this agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

     (S)15.  Non-Waiver.  No failure by either Party to insist upon strict
             ----------
compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect, or constitute a waiver of, either Party's right to demand strict compliance with all provisions of this agreement.

     (S)16.  Complete Agreement.  This agreement and all documents referred to
             ------------------
in this agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this agreement. No alterations, additions, or other changes to this agreement shall be made or be binding unless made in writing and signed by both Parties.

     (S)17.  Governing Law; Venue.  This agreement shall be governed by and
             --------------------
construed in accordance with the laws of the State of Minnesota without regard to principles of conflicts of law.

     (S)18.  Captions. The captions of the various sections of this agreement
             --------
are not part of the context of this agreement, are only guides to assist in locating those sections, and shall be ignored in construing this agreement.

     (S)19.  Genders and Numbers.  Where permitted by the context, each pronoun
             -------------------
used in this agreement includes the same pronoun in other genders and numbers, and each noun used in this agreement includes the same noun in other numbers.

     (S)20.  Successors.  This agreement shall be personal to the Employee and
             ----------
no rights or obligations of the Employee under this agreement may be assigned by the Employee to any third party. Any assignment or attempted assignment by the Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each Party.


PDHC, INC.



By /s/ Gregory A. Serrao                          /s/ Gregory T. Swenson
   ----------------------------                   ----------------------
   Gregory A. Serrao, President                   GREGORY T. SWENSON, D.D.S.